Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2024 relating to the financial statements of Designer Brands Inc. and the effectiveness of Designer Brands Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Designer Brands Inc. for the year ended February 3, 2024.

/s/ Deloitte & Touche LLP

Columbus, Ohio

June 20, 2024